Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          OPTA FOOD INGREDIENTS, INC.,

                              STAKE TECHNOLOGY LTD.

                                       AND

                             STAKE ACQUISITION CORP.

                          Dated as of October 25, 2002


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                                TABLE OF CONTENTS

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ARTICLE I THE OFFER............................................................2
   1.1.   The Offer............................................................2
   1.2.   Action by OPTA.......................................................4
   1.3.   OPTA Purchase Plan...................................................5
   1.4.   Directors............................................................5

ARTICLE II THE MERGER..........................................................7
   2.1.   The Merger...........................................................7
   2.2.   The Closing..........................................................7
   2.3.   Effective Time.......................................................7
   2.4.   Effect of the Merger.................................................7
   2.5.   Effect on Capital Stock..............................................7
   2.6.   Surrender of Securities; Funding of Payments; Stock Transfer Books...9
   2.7.   Certificate of Incorporation of Surviving Corporation...............10
   2.8.   Bylaws of the Surviving Corporation.................................11
   2.9.   Directors and Officers of the Surviving Corporation.................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF OPTA............................11
   3.1.   Corporate Organization and Authorization............................11
   3.2.   OPTA Capital Stock..................................................12
   3.3.   OPTA Subsidiaries...................................................12
   3.4.   Organization, Existence and Good Standing of OPTA Subsidiaries......12
   3.5.   Noncontravention; Consents..........................................12
   3.6.   OPTA Public Information.............................................13
   3.7.   No Material Adverse Change..........................................14
   3.8.   Legal Proceedings...................................................14
   3.9.   Material Contracts..................................................14
   3.10.  Subsequent Events...................................................14
   3.11.  Inventories.........................................................15
   3.12.  Tax Returns.........................................................15
   3.13.  Commissions and Fees................................................15
   3.14.  Employee Benefit Plans; Employment Matters..........................15
   3.15.  Compliance with Laws in General.....................................16
   3.16.  Intellectual Property...............................................16
   3.17.  Insurance...........................................................17
   3.18.  Properties..........................................................17
   3.19.  Environmental Matters...............................................18
   3.20.  Opinion of Financial Advisor........................................19
   3.21.  Offer Documents; Schedule 14D-9; Proxy Statement....................19
   3.22.  Management Letters..................................................19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY AND
   ACQUIROR...................................................................19
   4.1.   Organization, Existence and Capital Stock...........................19
   4.2.   Authorization of Agreement..........................................20
   4.3.   Non-Contravention; Consents.........................................20
   4.4.   Commissions and Fees................................................21
   4.5.   No Subsidiaries.....................................................21
   4.6.   No Prior Activities.................................................21


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   4.7.   Offer Documents; Proxy Statement....................................21
   4.8.   Financing Arrangements..............................................21
   4.9.   Legal Proceedings...................................................22

ARTICLE V COVENANTS...........................................................22
   5.1.   Preservation of Business............................................22
   5.2.   Acquisition Proposals; No Solicitation..............................23
   5.3.   Meetings of Stockholders; Proxy Statement...........................24
   5.4.   Access to Information; Confidentiality..............................25
   5.5.   Foreign Competition Laws............................................25
   5.6.   Accounting Methods..................................................25
   5.7.   Standstill..........................................................25
   5.8.   Public Disclosures..................................................26
   5.9.   Indemnification and Insurance.......................................26
   5.10.  Reasonable Best Efforts.............................................28
   5.11.  Notice of Subsequent Events.........................................28
   5.12.  Employment; Employee Welfare........................................29
   5.13.  Guarantee of Acquisition Subsidiary's Obligations...................30

ARTICLE VI CONDITIONS TO MERGER...............................................30
   6.1.   Mutual Conditions...................................................30

ARTICLE VII TERMINATION.......................................................30
   7.1.   Termination.........................................................30
   7.2.   Effect of Termination...............................................32
   7.3.   Procedure for Termination...........................................32

ARTICLE VIII MISCELLANEOUS....................................................33
   8.1.   Expenses............................................................33
   8.2.   Amendment...........................................................33
   8.3.   Extension; Waiver...................................................33
   8.4.   Nonsurvival of Representations and Warranties.......................33
   8.5.   Notices.............................................................33
   8.6.   Governing Law/Consent to Jurisdiction...............................34
   8.7.   Waiver of Jury Trial................................................35
   8.8.   Certain Definitions.................................................35
   8.9.   Captions............................................................35
   8.10.  Integration of Schedules............................................36
   8.11.  Entire Agreement; Assignment........................................36
   8.12.  Enforcement of the Agreement........................................36
   8.13.  Validity............................................................36
   8.14.  Counterparts........................................................36
   8.15.  No Rule of Construction.............................................36
   8.16.  Performance By Acquisition Subsidiary...............................36

Annex A   Conditions to the Offer

Annex B   Index of Defined Terms

Exhibit A Certificate of Incorporation of Surviving Corporation


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                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (the "Agreement"), made and entered into as of the 25th day of October, 2002, by and among Stake Technology Ltd., a Canada corporation ("ACQUIROR"), Stake Acquisition Corp., a Delaware corporation (the "Acquisition Subsidiary"), and Opta Food Ingredients, Inc., a Delaware corporation ("OPTA").

                              W I T N E S S E T H:

      WHEREAS, the board of directors of each of ACQUIROR and Acquisition Subsidiary have approved, and declared it to be advisable and in the best interests of their respective stockholders, for Acquisition Subsidiary to consummate the Offer (as defined below) and the Merger (as defined below), upon the terms and subject to the conditions provided herein;

      WHEREAS, the board of directors of OPTA has determined that it is in the best interests of OPTA and its stockholders to approve Acquisition Subsidiary's proposed acquisition and has resolved (i) to recommend that the stockholders of OPTA accept the Offer (as defined below) and tender their shares (the "OPTA Shares") of common stock, par value $.01 per share (the "OPTA Common Stock"), pursuant to the Offer and (ii) to approve and declare advisable the merger (the "Merger") of Acquisition Subsidiary with and into OPTA, with OPTA being the surviving corporation (the "Surviving Corporation"), in accordance with the General Corporation Law of the State of Delaware ("DGCL") following consummation of the Offer;

      WHEREAS, in furtherance of the foregoing, Acquisition Subsidiary will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to acquire all of the issued and outstanding OPTA Shares for $2.50 per OPTA Share (such amount, or any greater amount per OPTA Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding OPTA Share not owned by Acquisition Subsidiary or ACQUIROR (other than Dissenting Shares (as defined below)) will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein;

      WHEREAS, as an inducement and a condition to ACQUIROR and Acquisition Subsidiary entering into this Agreement, contemporaneously with the execution and delivery of this Agreement certain stockholders of OPTA have entered into a Stockholders' Agreement with ACQUIROR and Acquisition Subsidiary (the "Stockholders' Agreement") pursuant to which each such stockholder has, among other things, agreed to tender its OPTA Shares in the Offer, in each case upon the terms and subject to the conditions set forth in the Stockholders' Agreement, and

      WHEREAS, the board of directors of OPTA has received the opinion of Adams, Harkness & Hill, Inc. ("AH&H") that the consideration to be received by the holders of OPTA Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view;


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      NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

      1.1. The Offer.

      (a) Not later than the first business day after the date of this Agreement, ACQUIROR, Acquisition Subsidiary and OPTA will make a public announcement of the Offer.

      (b) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 and none of the events set forth in Annex A hereto shall have occurred or be existing, Acquisition Subsidiary shall commence, and ACQUIROR shall cause Acquisition Subsidiary to commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer as promptly as practicable after the date hereof, but in no event later than five (5) business days after the initial public announcement of Acquisition Subsidiary's intention to commence the Offer. The obligation of Acquisition Subsidiary to accept for payment and pay for OPTA Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A hereto (unless the failure of any such condition was caused by any breach by ACQUIROR or Acquisition Subsidiary of this Agreement in which case Acquisition Subsidiary shall be obligated to accept for payment and pay for OPTA Shares tendered pursuant to the Offer provided that such failure has been waived by OPTA), including the condition that a number of OPTA Shares representing that number of OPTA Shares which would equal more than fifty percent (50%) of the OPTA Shares then issued and outstanding on a fully-diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"). Acquisition Subsidiary expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of OPTA, Acquisition Subsidiary will not (i) decrease the Per Share Amount, (ii) reduce the maximum number of OPTA Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer,
(iv) add to, modify or supplement the conditions to the Offer set forth in Annex A hereto, (v) extend the expiration date of the Offer beyond the twenty (20) business days following the commencement thereof, except as expressly provided herein, or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of OPTA Shares. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to each seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, Acquisition Subsidiary shall, and ACQUIROR shall cause Acquisition Subsidiary to, accept for payment and pay, as promptly as practicable after expiration of the Offer, for all OPTA Shares validly tendered and not withdrawn.

      (c) On the date of commencement of the Offer, ACQUIROR and Acquisition Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO, including all exhibits thereto (together with all amendments and


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supplements thereto, the "Schedule TO"), with respect to the Offer. The Schedule
TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the forms of related letters of transmittal (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to OPTA's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ACQUIROR and Acquisition Subsidiary shall correct promptly any information provided by any of them for use in the Offer Documents which shall become false or misleading, and ACQUIROR and Acquisition Subsidiary shall take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to holders of OPTA Shares, in each case as and to the extent required by applicable law. OPTA and its counsel shall be given the reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. ACQUIROR and Acquisition Subsidiary shall provide OPTA and its counsel with a copy of any written comments or telephonic notification of any oral comments ACQUIROR or Acquisition Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. ACQUIROR and its counsel shall provide OPTA and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Offer Documents or this Agreement. In the event that ACQUIROR or Acquisition
Subsidiary receives any comments from the SEC or its staff with respect to the Offer Documents, each shall use its reasonable best efforts to respond promptly to such comments and take all other actions necessary to resolve the issues raised therein.

      (d) Subject to the terms and conditions hereof, the Offer shall remain open until midnight, Eastern Time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that without the prior written consent of OPTA, Acquisition Subsidiary may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions set forth in Annex A shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) business days) not to exceed thirty (30) business days in the aggregate or, if earlier, until such time as such conditions are satisfied or waived, (ii) extend the Offer for one (1) or more periods, not to exceed thirty (30) business days in the aggregate, if required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer on one (1) occasion for an aggregate period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if, on such expiration date, there shall not have been tendered that number of OPTA Shares which would equal more than ninety percent (90%) of the issued and outstanding OPTA Shares; provided, however, that if Acquisition Subsidiary shall extend the Offer pursuant to this clause (iii), Acquisition Subsidiary shall waive during such extension all conditions set forth in Annex A other than the Minimum Condition and the conditions set forth in paragraphs (a) or (d) in Annex
A. If on the initial scheduled expiration date of the Offer or


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any extension thereof, any applicable waiting period under any applicable foreign laws regulating competition, antitrust, investment or exchange controls has not expired or terminated prior to the expiration of the Offer (the "Foreign Antitrust Condition"), Acquisition Subsidiary shall, if requested to do so by OPTA, extend the expiration date of the Offer until a date not later than January 15, 2003 and ACQUIROR shall use its best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals as may be required by any Governmental Entity. In addition, ACQUIROR and Acquisition Subsidiary each agree that if all of the conditions set forth in Annex A are not satisfied, including the satisfaction of the Minimum Condition, on any expiration date of the Offer, then Acquisition Subsidiary shall, and ACQUIROR shall cause Acquisition Subsidiary to, extend the Offer for one (1) or more periods of not less than ten (10) business days if requested to do so by OPTA, provided that OPTA shall be entitled to make only three (3) such requests.

      1.2. Action by OPTA.

      (a) OPTA hereby approves of and consents to the Offer and represents and warrants that the board of directors of OPTA, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of OPTA, (ii) approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, in all respects, and that such approval constitutes approval of the Offer, this Agreement and the Merger for purposes of Section 203 of the DGCL, and (iii) resolved to recommend that the stockholders of OPTA accept the Offer, tender their OPTA Shares to Acquisition Subsidiary and approve and adopt this Agreement and the Merger; provided, however, such approval and recommendation by the board of directors may be withdrawn, modified, or amended if OPTA shall have received a Superior Proposal (as defined in Section 5.2 hereof) or if the board of directors of OPTA otherwise determines in good faith, after consultation with its financial and legal advisors, that such action is necessary to comply with its fiduciary duties. OPTA consents to the inclusion of such approval and recommendation in the Offer Documents, subject to the foregoing proviso. OPTA further represents and warrants that AH&H has delivered to the board of directors of OPTA its written opinion dated October 16, 2002, that the cash consideration to be received by the stockholders of OPTA pursuant to the Offer and the Merger is fair from a financial point of view to such stockholders. OPTA has been authorized by AH&H to permit the inclusion of the fairness opinion or a reference thereto in the Offer Documents and the Schedule 14D-9 (as defined in Section 1.2(b)), subject to the foregoing proviso.

      (b) Contemporaneously with the commencement of the Offer as provided in
Section 1.1, OPTA hereby agrees to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a), and to mail promptly the Schedule 14D-9 to the stockholders of OPTA. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to OPTA's stockholders,


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shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by OPTA with respect to information supplied by ACQUIROR or Acquisition Subsidiary for inclusion in the
Schedule 14D-9. OPTA, ACQUIROR and Acquisition Subsidiary each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and OPTA further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of OPTA Shares, in each case as and to the extent required by applicable federal securities laws. ACQUIROR and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 prior to filing with the SEC. In addition, OPTA agrees to provide ACQUIROR and its counsel with any comments, whether written or oral, that OPTA or its counsel receives from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

      (c) In connection with the Offer, OPTA will promptly furnish (or cause to be furnished) to ACQUIROR and Acquisition Subsidiary mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of OPTA Shares as of a recent date and shall furnish Acquisition Subsidiary with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition Subsidiary or its agents may reasonably request in communicating the Offer to the record and beneficial holders of OPTA Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, ACQUIROR, Acquisition Subsidiary and their affiliates, associates, agents, representatives and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to OPTA all copies of such information, in whatever media, then in their possession.

      1.3. OPTA Purchase Plan. Contingent upon the purchase of OPTA Shares by Acquisition Subsidiary pursuant to the Offer, OPTA shall amend its Amended and Restated Employee Stock Purchase Plan (the "OPTA Purchase Plan") so that as of the Effective Time (i) the OPTA Purchase Plan will terminate and (ii) there will be no outstanding rights of participants under the OPTA Purchase Plan. Prior to the Effective Time, OPTA shall take all actions (including, if appropriate, amending the terms of the OPTA Purchase Plan) that are necessary to give effect to this Section 1.3.

      1.4. Directors. Promptly upon the satisfaction of the Minimum Condition and the purchase by Acquisition Subsidiary of such Shares tendered in satisfaction of the Minimum Condition pursuant to the Offer, and from time to time thereafter as Shares are acquired by Acquisition Subsidiary, ACQUIROR shall be entitled to designate such number of directors of good repute, rounded down to the nearest whole number, on the board of directors as will give ACQUIROR, subject to compliance with Section 14(f) of the Exchange Act, representation on the board of directors equal to at least that number of directors which equals the product of the


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total number of the currently serving directors on the board of directors
(giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of OPTA) multiplied by the percentage that the aggregate number of the OPTA Shares beneficially owned by ACQUIROR or any affiliate of ACQUIROR (including for purposes of this Section
1.4 such of the OPTA Shares as are accepted for payment pursuant to the Offer, but excluding OPTA Shares held by OPTA or any of its Subsidiaries) bears to the number of OPTA Shares outstanding; provided, that ACQUIROR shall not be entitled to designate a majority of the directors on the board of directors unless it and its affiliates beneficially own a majority of the shares of OPTA Common Stock outstanding. OPTA shall, upon request by ACQUIROR, promptly increase the size of the board of directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable ACQUIROR's designees to be elected to the board of directors in accordance with the terms of this Section
1.4 and shall use its best efforts to cause ACQUIROR's designees to be so elected; provided, however, that, in the event that ACQUIROR's designees are appointed or elected to the board of directors, until the Effective Time (as defined in Section 2.3 hereof) (x) William P. Carmichael and Glynn C. Morris shall each continue to serve as a director of OPTA and (y) the board of directors shall have at least two directors who are directors on the date hereof and who are neither officers of OPTA nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of ACQUIROR (such directors, the "Independent Directors"); provided, further, that if at any time or from time to time fewer than two Independent Directors remain, the other directors shall elect to the board of directors such number of persons who shall be neither officers of OPTA nor designees, stockholders, affiliates or associates of ACQUIROR so that the total of such persons and remaining Independent Directors serving on the board of directors is at least two. Any such person elected to the board of directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, OPTA shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 1.4 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if ACQUIROR has not theretofore designated directors) such information with respect to OPTA and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4. ACQUIROR will supply OPTA any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by ACQUIROR constitute a majority of the board of directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate on behalf of OPTA this Agreement,
(ii) exercise or waive any of OPTA's rights or remedies hereunder, (iii) extend the time for performance of ACQUIROR's or Acquisition Subsidiary's obligations hereunder or (iv) take any other action required to be taken by the board of directors hereunder.


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                                   ARTICLE II

                                   THE MERGER

      2.1. The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Subsidiary shall be merged with and into OPTA at the Effective Time (as defined in Section 2.3). From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and OPTA shall continue as the Surviving Corporation under the name "Opta Food Ingredients, Inc." and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary and OPTA in accordance with the DGCL.

      2.2. The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Eastern Time at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. on the first business day after all of the conditions to the obligations of the parties to consummate the Merger as set forth in Article VI shall have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article VI (the "Closing Date").

      2.3. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, or if applicable, a certificate of ownership and merger, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or at such later time as ACQUIROR, Acquisition Subsidiary and OPTA shall agree should be specified in the merger document filed, being the "Effective Time").

      2.4. Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debts, liabilities, disabilities, obligations and duties of OPTA and Acquisition Subsidiary, and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL.

      2.5. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the ACQUIROR, Acquisition Subsidiary, OPTA, the Surviving Corporation or any holder of OPTA Shares or any shares of capital stock of Acquisition Subsidiary:

      (a) Acquisition Subsidiary Common Stock. Each share of capital stock of Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

      (b) Cancellation of Stock. Each OPTA Share that is held by OPTA (as treasury stock or otherwise) or held by ACQUIROR or Acquisition Subsidiary or by any direct or indirect


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wholly-owned subsidiary of OPTA, ACQUIROR or Acquisition Subsidiary, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

      (c) Conversion of OPTA Shares. Each OPTA Share issued and outstanding immediately prior to the Effective Time (other than OPTA Shares to be canceled in accordance with Section 2.5(b) and Dissenting Shares) (as defined below) shall be canceled, extinguished and converted into and become a right to receive an amount equal to the Per Share Amount in cash, without interest (the "Merger Consideration").

      (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, OPTA Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such OPTA Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. Such stockholders shall be entitled to receive payment of the appraised value of such OPTA Shares held by them in accordance with the provisions of such Section 262. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such OPTA Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.5(c).

      OPTA shall give ACQUIROR (i) prompt notice of any written demands for appraisal or payment of the fair value of any OPTA Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by OPTA and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. OPTA shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of ACQUIROR, settle or offer to settle any such demands at a price per OPTA Share greater than the Per Share Amount.

      (e) Stock Options. Prior to the Effective Time, OPTA shall use its commercially reasonable efforts to provide that each outstanding option to purchase OPTA Shares (in each case, a "OPTA Option") granted under OPTA's 1992 Employee, Director and Consultant Stock Option Plan and its 1991 Non-Employee Stock Option Plan (together, the "Stock Option Plans"), whether or not then vested or exercisable, shall be exercisable for and entitle each holder thereof to, a payment in cash from the Surviving Corporation, upon exercise, equal to the product of (i) the number of OPTA Shares previously subject to such OPTA Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per OPTA Share previously subject to such OPTA Option (such product, the "Net Gains"). All applicable withholding taxes attributable to the payments made hereunder shall be deducted from the amounts payable hereunder; provided, however, that with respect to any person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Immediately prior to the Effective Time, ACQUIROR shall provide or cause to be provided to OPTA the funds necessary to pay the aggregate amount of Net Gains attributable to all OPTA Options that OPTA becomes obligated to pay pursuant to this Section 2.5(e). OPTA shall make all payments of Net Gains required by this Section 2.5(e) immediately prior to the Effective Time, although it shall deduct and withhold from the amounts otherwise payable pursuant to this Section 2.5(e) such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986 (the "Code") or any other applicable state, local or federal tax law or tax laws of foreign jurisdictions. To the extent that amounts are so withheld by OPTA, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the OPTA Option in respect of which such withholding was made by OPTA. The Surviving Corporation will promptly comply with all tax laws requiring it to forward such withheld taxes and/or pay its own taxes to the responsible Governmental Entity, as well as reporting the amount of income resulting from the payments made pursuant to this Section 2.5(e).

      2.6. Surrender of Securities; Funding of Payments; Stock Transfer Books.

      (a) Exchange Agent. Pursuant to an agreement reasonably satisfactory to OPTA and ACQUIROR entered into prior to the Effective Time (the "Exchange Agent Agreement"), ACQUIROR shall designate a bank or trust company reasonably acceptable to OPTA to act as agent (the "Exchange Agent") for the purpose of exchanging Certificates (as defined below) for the Merger Consideration. The fees and expenses of the Exchange Agent shall be paid by ACQUIROR and ACQUIROR shall indemnify the Exchange Agent and OPTA against actions taken by the Exchange Agent pursuant hereto and pursuant to the Exchange Agent Agreement other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the Exchange Agent Agreement.

      (b) Payment Fund. Prior to the Effective Time, the ACQUIROR shall remit to the Exchange Agent an amount equal to the aggregate Merger Consideration (including the aggregate Merger Consideration for all Dissenting Shares) necessary to pay the holders of the Certificates representing OPTA Shares (collectively, the "Payment Fund"). ACQUIROR shall be entitled to receive from the Exchange Agent any interest accrued on the Payment Fund.

      (c) Letter of Transmittal; Procedure for Exchange. ACQUIROR agrees that, as soon as practicable after the Effective Time and in no event later than five
(5) business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of OPTA Shares (as of the Effective Time) of a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding OPTA Shares (each, a "Certificate") for payment of the Merger Consideration therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, and the Exchange Agent shall promptly pay to the holders out of the Payment Fund, the Merger Consideration multiplied by the number of OPTA Shares represented by such Certificate immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax laws. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of a Certificate for the benefit of the holder thereof. In the event any Certificate shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Surviving Corporation, and upon surrender to the Exchange Agent of such affidavit, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall promptly pay to the record holder of such Certificate out of the Payment Fund the Merger Consideration multiplied by the number of OPTA Shares represented by such Certificates immediately prior to the Effective Time, less any amounts required to be held pursuant to applicable tax laws.

      (d) Payment to Registered Holders. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

      (e) Stock Transfer Books Closed. At the Effective Time, the stock transfer books of OPTA shall be closed and there shall not be any further registration of transfers of OPTA Shares thereafter on the records of OPTA.

      (f) No Dividends. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any OPTA Shares.

      (g) No Further Rights. After the Effective Time, holders of Certificates shall cease to have any rights as stockholders of OPTA, except as provided herein or under the DGCL. No interest shall be paid on any Merger Consideration payable to former holders of OPTA Shares.

      (h) Termination of Payment Fund. Promptly following the two-year anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable aggregate Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of OPTA Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

      2.7. Certificate of Incorporation of Surviving Corporation. At the Effective Time, the restated certificate of incorporation of OPTA shall be amended to read in its entirety as set forth in Exhibit A hereto. The restated certificate of incorporation of OPTA, as so amended, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time and, subject to the limitations set forth in Section 5.9, until thereafter amended as provided by law.

      2.8. Bylaws of the Surviving Corporation. Subject to Section 5.9, the bylaws of Acquisition Subsidiary shall be the bylaws of the Surviving Corporation from and after the Effective Time of the Merger and until thereafter altered, amended or repealed as provided by law.

      2.9. Directors and Officers of the Surviving Corporation. The directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of OPTA immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the laws of the State of Delaware, the certificate of incorporation and bylaws of the Surviving Corporation.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF OPTA

      Except as set forth in the corresponding sections or subsections of the OPTA Disclosure Schedule, dated this date, delivered by OPTA to ACQUIROR and Acquisition Subsidiary (the "OPTA Disclosure Schedule"), OPTA represents and warrants, as of the date hereof, as follows:

      3.1. Corporate Organization and Authorization.

      (a) OPTA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OPTA has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by OPTA and the consummation by OPTA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of OPTA are necessary to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the then outstanding OPTA Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the
DGCL). This Agreement has been duly and validly executed and delivered by OPTA and, assuming the due authorization, execution and delivery by ACQUIROR and Acquisition Subsidiary, constitutes a legal, valid and binding obligation of OPTA enforceable against OPTA in accordance with its terms.

      (b) (i) OPTA has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals would not reasonably be expected to have a Material Adverse Effect (as defined below). OPTA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below).

            (ii) For purposes of this Agreement, "Material Adverse Effect" shall mean with respect to OPTA, any fact, event, change, circumstance or effect that is materially adverse to the business, financial condition or results of operations of OPTA and the OPTA Subsidiaries, taken as a whole, other than any fact, event, change, circumstance or effect (i) relating to the industries for OPTA's products, the general economy, domestic or foreign securities markets or political or regulatory events or changes, (ii) arising out of or resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, (iii) arising out of or resulting from the continuation of any existing unfavorable business or financial trend or (iv) arising out of or resulting from any fact, event, change, circumstance or effect that has been disclosed to ACQUIROR.

      3.2. OPTA Capital Stock. The authorized capital stock of OPTA consists of
(i) 15,000,000 shares of OPTA Common Stock, of which 10,887,577 shares were issued and outstanding as of the date of this Agreement, and of which 416,160 shares are issued and held as treasury shares as of the date of this Agreement and (ii) 3,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding OPTA Shares are duly and validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the OPTA Disclosure Schedule or otherwise disclosed in OPTA's public filings, there are no options, warrants, or similar rights granted by OPTA or any other agreements to which OPTA is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time.

      3.3. OPTA Subsidiaries. Section 3.3 of the OPTA Disclosure Schedule sets forth a list of all subsidiaries of OPTA (individually, an "OPTA Subsidiary," and collectively, the "OPTA Subsidiaries") and their respective jurisdictions of incorporation.

      3.4. Organization, Existence and Good Standing of OPTA Subsidiaries. Except as set forth in Section 3.4 of the OPTA Disclosure Schedule, each OPTA Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing, or to have such power, would not reasonably be expected to have a Material Adverse Effect.

      3.5. Noncontravention; Consents.

      (a) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will:

            (i) violate, conflict with, or constitute a default under, the restated certificate of incorporation, as amended, or bylaws, as amended, of OPTA; or

            (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, injunction, judgment or decree of any court or Governmental Entity to which OPTA or any of its assets or properties is subject, which violation has or would reasonably be expected to have a Material Adverse Effect or (B) except as set forth in Section 3.5(a) of the OPTA Disclosure Schedule, result in a violation or breach of, or constitute a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which OPTA is a party or by which it or any of its assets or properties is bound, which default, breach or other action has or would reasonably be expected to have a Material Adverse Effect.

      (b) Except for the expiration or termination of the applicable waiting period under any applicable foreign competition laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "Blue Sky" laws or regulations (the "Blue Sky laws") or any exchange upon which OPTA Shares are listed, and except for the filing and recordation of a certificate of merger, or if applicable, a certificate of ownership and merger, as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity required to be obtained by OPTA in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

      3.6. OPTA Public Information.

      (a) OPTA has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2001 under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (together with all subsequent forms, reports, schedules, statements and other documents filed by OPTA with the SEC prior to the Effective Time, collectively, the "OPTA Public Reports"). As of their respective dates, the OPTA Public Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC.

      (b) The consolidated financial statements of OPTA (including any footnotes thereto) contained in the OPTA Public Reports have been prepared from, and are in accordance with, the books and records of OPTA and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated therein) and fairly present in all material respects the consolidated financial position of OPTA and OPTA Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of OPTA and OPTA Subsidiaries for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments. The consolidated balance sheet of OPTA at June 30, 2002 included in the OPTA Public Reports is herein sometimes referred to as the "OPTA Balance Sheet."

            3.7. No Material Adverse Change. Since June 30, 2002 and on or prior to the date hereof, there has been no change, event, loss or occurrence affecting OPTA or any of the OPTA Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect.

            3.8. Legal Proceedings. Except as set forth in Section 3.8 of the OPTA Disclosure Schedule or described in the OPTA Public Reports, as of the date of this Agreement, OPTA has no knowledge of any material pending or material threatened litigation, governmental investigation or other proceeding against OPTA or relating directly to the transactions contemplated by this Agreement which, if resolved adversely to OPTA, would reasonably be expected to have a Material Adverse Effect.

            3.9. Material Contracts. OPTA has made available to ACQUIROR true copies of all written contracts of OPTA and the OPTA Subsidiaries that are material to OPTA and the OPTA Subsidiaries, taken as a whole, entered into in connection with and related to the business and operations of OPTA and the OPTA Subsidiaries or has otherwise disclosed such material written contracts in
Section 3.9 of the OPTA Disclosure Schedule or in the OPTA Public Reports. To the knowledge of OPTA, all of such written contracts are valid, binding and enforceable in accordance with their terms (assuming the other parties thereto are bound) and are in full force and effect, except where such invalidity or unenforceability would not reasonably be expected to have a Material Adverse Effect. To the knowledge of OPTA, no default or alleged default by OPTA or the OPTA Subsidiaries exists under such material written contracts, except for defaults or alleged defaults which would not reasonably be expected to have a Material Adverse Effect.

            3.10. Subsequent Events. Except as set forth in Section 3.10 of the OPTA Disclosure Schedule or disclosed in the OPTA Public Reports, OPTA has not, since June 30, 2002:

            (a) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability other than any lien, encumbrance, obligation or liability (i) discharged, paid or satisfied in the ordinary course of business, (ii) shown or reflected on the OPTA Balance Sheet,
(iii) incurred since the date of the OPTA Balance Sheet in the ordinary course of business or (iv) the discharge or satisfaction of which would not reasonably be expected to have a Material Adverse Effect.

            (b) Increased or established any reserve for Taxes (as defined in Section 3.12) or any other liability on its books or otherwise provided therefor which would reasonably be expected to have a Material Adverse Effect, except as may have been required due to income or operations of OPTA since the date of the OPTA Balance Sheet.

            (c) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of OPTA.

      (d) Sold or transferred any of the assets material to the consolidated business of OPTA, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

      (e) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

      (f) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of OPTA or warrants granted to third parties or shares of common stock issuable pursuant thereto or pursuant to any other contract or agreement outstanding as of the date hereof, all of which are disclosed in Section 3.2 of the OPTA Disclosure Schedule.

      3.11. Inventories. All inventories reflected on the OPTA Balance Sheet were as of the date thereof carried at amounts which reflect valuations pursuant to OPTA's normal inventory valuation policy of stating inventory as the lower of cost or market on a first-in-first-out basis, all in accordance with GAAP. Except as set forth in Section 3.11 of the OPTA Disclosure Schedule, since the date of the OPTA Balance Sheet, no inventory items have been sold or disposed of except in the ordinary course of business.

      3.12. Tax Returns. OPTA has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.12 of the OPTA Disclosure Schedule, OPTA has made all payments shown as due on such returns. Except as disclosed in Section
3.12 of the OPTA Disclosure Schedule, OPTA has not been notified that any tax returns of OPTA are currently under audit by the Internal Revenue Service or any state or local tax agency. Except as set forth in Section 3.12 of the OPTA Disclosure Schedule, no agreements have been made by OPTA for the extension of time or the waiver of the statute of limitations for the assessment or payment of any Taxes. As used herein, the term "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto).

      3.13. Commissions and Fees. Except for fees payable to AH&H, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement.

      3.14. Employee Benefit Plans; Employment Matters.

      (a) Except as set forth in Section 3.14(a) of the OPTA Disclosure Schedule or in the OPTA Public Reports, OPTA has not established and does not maintain and is not obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan or program, (ii) any pension, profit-sharing or other retirement plan or program, or (iii) any other employee benefit plan, fund or program described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth in Section

3.14(a) of the OPTA Disclosure Schedule, all such plans listed in Section 3.14(a) of the OPTA Disclosure Schedule (individually, a "Plan" and collectively, the "Plans") have been operated and administered in accordance with ERISA and the Code, except where such failure to operate and administer would not reasonably be expected to have a Material Adverse Effect. To the knowledge of OPTA, there have been no prohibited transactions (as defined in Section 4975 of the Code) with respect to any Plan and no transaction which could be reasonably expected to give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, except as would not reasonably be expected to have a Material Adverse Effect. No "reportable event" (as defined in ERISA) which requires the filing of a report thereof with the Pension Benefit Guaranty Corporation has occurred with respect to any of the Plans which is subject to Title IV of ERISA, except as would not reasonably be expected to have a Material Adverse Effect. OPTA is not obligated in any way to make any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980, as amended.

      (b) There are no liens on the assets of any Plan.

      (c) There are no withdrawal liabilities of OPTA or any OPTA Subsidiary for any multiemployer pension plan.

      (d) Except as set forth in Section 3.14(d) of the OPTA Disclosure Schedule, OPTA is not a party to any oral or written union, guild or collective bargaining agreement which agreement covers employees in the United States, and, to the knowledge of OPTA, no union organizing activity is currently being conducted with respect to any of its employees.

      (e) Section 3.14(e) of the OPTA Disclosure Schedule contains a list of current employees of OPTA, which, as to the number of employees, dates of their hire and salary information, is true and complete in all material respects.

      3.15. Compliance with Laws in General. OPTA and the OPTA Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of OPTA and the OPTA Subsidiaries and that are material to OPTA and the OPTA Subsidiaries, taken as a whole (collectively, the "OPTA Permits"), except where the failure to have any such OPTA Permits would not reasonably be expected to have a Material Adverse Effect. OPTA and the OPTA Subsidiaries are in material compliance with the terms of the OPTA Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

      3.16. Intellectual Property.

      (a) Except as set forth in Section 3.16(a) of the OPTA Disclosure Schedule, to the knowledge of OPTA, OPTA owns, or is licensed or otherwise entitled to exercise all rights under or with respect to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and trade secrets employed in the operation of OPTA's business as currently conducted (the "Intellectual Property Rights"), except where the failure to so own, or be licensed or otherwise entitled to exercise all rights under or with respect to such Intellectual

Property Rights would not reasonably be expected to have a Material Adverse Effect. To the knowledge of OPTA, Section 3.16(a) of the OPTA Disclosure Schedule lists all material OPTA patents, registered copyrights, registered trademarks, trade names and registered service marks, and any applications therefor (the "OPTA Intellectual Property Rights"). Section 3.16(a) of the OPTA Disclosure Schedule lists all third party patents, registered copyrights, registered trademarks, trade names and registered service marks which are incorporated in or form a part of OPTA products. To the knowledge of OPTA,
Section 3.16(a) of the OPTA Disclosure Schedule lists all material licenses, sublicenses and other agreements as to which OPTA is a party and pursuant to which OPTA is authorized to use third party patents, registered copyrights, registered trademarks, trade names and registered service marks (the "Material IP Agreements").

      (b) Except as set forth in Section 3.16(b) of the OPTA Disclosure Schedule, OPTA has not received written notice of any claims with respect to the OPTA Intellectual Property Rights, and, to the knowledge of OPTA, there are no claims (i) to the effect that any business of OPTA as currently conducted infringes on or misappropriates any patents, copyrights, trademarks, trade names or service marks in which a third party has any rights or (ii) challenging the ownership, validity or effectiveness of any of the OPTA Intellectual Property Rights, in either case, which claims would reasonably be expected to have a Material Adverse Effect. To the knowledge of OPTA, except as set forth in
Section 3.16(c) of the OPTA Disclosure Schedule, no OPTA Intellectual Property Right is subject to any material lien, encumbrance or other secured interest.

      (c) OPTA is not, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not be, in violation of any Material IP Agreement, except such violations as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.16(c) of the OPTA Disclosure Schedule and except for those OPTA Intellectual Property Rights which are in the public domain, OPTA is the owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the OPTA Intellectual Property Rights, and rights in respect thereof, and is not contractually obligated to pay any compensation with respect to those rights to any third party.

      3.17. Insurance. Section 3.17 of the OPTA Disclosure Schedule sets forth a complete and correct list of all material insurance policies and programs (other than welfare benefit insurance policies and programs), including self-insurance programs, maintained by OPTA. 3.18. Properties. Section 3.18 of the OPTA Disclosure Schedule sets forth a list of all material real property owned by OPTA. Section 3.18 of the OPTA Disclosure Schedule sets forth by location all material real property used or occupied by OPTA that is held under lease or sub-lease by OPTA (the "Leases"). Except for the properties subject to the Leases and as set forth in Section 3.18 of the OPTA Disclosure Schedule, OPTA has good title, free and clear of all liens, mortgages, claims, restrictions, pledges, or other claims or encumbrances to all of its material tangible properties, except for (i) liens for current Taxes not yet due and payable, (ii) assets disposed of since the date of the OPTA Balance Sheet in the ordinary course of business, (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (iv) liens in respect of pledges or deposits under workers' compensation laws, and (v) liens and encumbrances which do not affect marketability of title or the use being made of such properties or immaterial title defects, all of which would not reasonably be expected to have a Material Adverse Effect. The Leases are in full force and effect, and OPTA holds a valid existing leasehold interest under each of the Leases on the terms set forth in such Leases, except to the extent that the failure to be in full force and effect or the failure to hold a valid leasehold interest would not reasonably be expected to have a Material Adverse Effect. OPTA has made available to ACQUIROR copies of each of the Leases, and none of the Leases has been modified, except to the extent such modifications would not reasonably be expected to have a Material Adverse Effect.

      3.19. Environmental Matters.

      (a) Neither OPTA nor any OPTA Subsidiary has received written notice from any Governmental Entity alleging that (i) OPTA or any OPTA Subsidiary is in material violation of any applicable Environmental Law (as defined below), which violation is unresolved and would, if established, reasonably be expected to have a Material Adverse Effect; or (ii) OPTA or any OPTA Subsidiary is obligated to undertake, or to bear all or any portion of the cost of, any Cleanup (as defined below), which would reasonably be expected to have a Material Adverse Effect. OPTA and all OPTA Subsidiaries are and have been in material compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

      (b) To the knowledge of OPTA, there have been no releases, spills or discharges of Regulated Materials (as hereinafter defined) on or underneath any location which is owned, leased or otherwise operated by OPTA (the "Properties"), which release, spills or discharges would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of OPTA, threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the OPTA Properties, which claims, liens or encumbrances would reasonably be expected to have a Material Adverse Effect.

      (c) Section 3.19(c) of the OPTA Disclosure Schedule sets forth a complete list of all environmental reports and studies prepared for OPTA with respect to any of its Properties.

      (d) For purposes of this Agreement the following terms shall have the following meanings:

      "Cleanup" means all actions required by any Environmental Law to clean up, remove, treat or remediate Regulated Materials.

      "Environmental Laws" shall mean all federal, state, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Regulated Materials.

      "Regulated Materials" shall mean any pollutants; or toxic, hazardous or extremely hazardous substances, materials or wastes, regulated by any Environmental Laws.

      3.20. Opinion of Financial Advisor. OPTA has received the opinion of AH&H dated October 16, 2002 to the effect that, as of the date hereof, the Per Share Amount to be received by the stockholders of OPTA is fair to the holders of OPTA Shares from a financial point of view and such opinion has not been withdrawn. A written copy of such opinion has been delivered by OPTA to ACQUIROR.

      3.21. Offer Documents; Schedule 14D-9; Proxy Statement. The information supplied by OPTA for inclusion in the Schedule 14D-9 and the Offer Documents shall not, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of OPTA, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by OPTA for inclusion in the proxy statement to be sent to the stockholders of OPTA in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of OPTA, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

      3.22. Management Letters. Since January 1, 2000, OPTA has received no management letters from its independent public accountants.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY
                                  AND ACQUIROR

      Each of Acquisition Subsidiary and ACQUIROR, jointly and severally, represent and warrant to OPTA, as of the date hereof, as follows:

      4.1. Organization, Existence and Capital Stock.

      (a) ACQUIROR is a corporation duly organized, validly existing and in good standing under the laws of Canada. ACQUIROR has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. ACQUIROR is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

      (b) Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Acquisition Subsidiary's authorized capital consists of 1,000 shares of common stock, par value $1.00 per share, all of which shares have been duly authorized and validly issued and registered in the name of ACQUIROR and are fully paid and nonassessable. As of the date hereof, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating Acquisition Subsidiary to issue any additional shares of capital stock of Acquisition Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares.

      4.2. Authorization of Agreement. Each of ACQUIROR and Acquisition Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by each of ACQUIROR and Acquisition Subsidiary of this Agreement and each other document, agreement, certificate and instrument required hereby to be executed and delivered by ACQUIROR and Acquisition Subsidiary at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the board of directors of each of ACQUIROR and Acquisition Subsidiary and by ACQUIROR as the sole stockholder of Acquisition Subsidiary. Except for filing of the certificate of merger, or, if applicable, a certificate of ownership and merger, no other corporate proceedings on the part of ACQUIROR or Acquisition Subsidiary are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of ACQUIROR and Acquisition Subsidiary and, assuming due authorization, execution and delivery hereof by OPTA, constitutes a legal, valid and binding obligation of each of ACQUIROR and Acquisition Subsidiary, enforceable against each of ACQUIROR and Acquisition Subsidiary in accordance with its terms.

      4.3. Non-Contravention; Consents.

      (a) Neither the execution or delivery of this Agreement or any other document, agreement, certificate or instrument nor the consummation of the transactions contemplated hereby or thereby does or will:

            (i) violate, conflict with, or constitute a default under, the certificate of incorporation or other charter document, as amended, or bylaws, as amended, of ACQUIROR or Acquisition Subsidiary; or

            (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or Governmental Entity to which ACQUIROR or Acquisition Subsidiary or any of their assets or properties are subject or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which ACQUIROR or

Acquisition Subsidiary is a party or by which their or any of their assets or properties may be bound.

      (b) Except for the expiration or termination of the applicable waiting period under any applicable foreign competition laws, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act and the Blue Sky laws, and except for the filing and recordation of a certificate of merger, or, if applicable, a certificate of ownership and merger, as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court or Governmental Entity required to be obtained by ACQUIROR or Acquisition Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

      4.4. Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees owed by ACQUIROR or Acquisition Subsidiary in connection with the transaction contemplated by this Agreement.

      4.5. No Subsidiaries. Acquisition Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. Acquisition Subsidiary is not a party to any joint venture or partnership.

      4.6. No Prior Activities. Other than the obligations created under this Agreement, Acquisition Subsidiary has neither incurred any obligation or liability nor engaged in any business activities of any type or kind whatsoever, and is not obligated under any contracts, claims, leases, liabilities, loans or otherwise.

      4.7. Offer Documents; Proxy Statement. The information supplied by ACQUIROR and Acquisition Subsidiary for inclusion in the Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of OPTA, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by ACQUIROR and Acquisition Subsidiary for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of OPTA, at the time of the Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

      4.8. Financing Arrangements. ACQUIROR has or will have, through its own resources and through its wholly-owned Subsidiary, SunRich Food Group, Inc. ("SunRich"), sufficient funds available to irrevocably provide the amount of cash necessary to accept for payment and pay for all OPTA Shares eligible to be tendered pursuant to the Offer, to pay for the aggregate amount of the Net Gains pursuant to Section 2.5(e), to permit the Surviving Corporation to pay the aggregate Merger Consideration, and to pay all related fees and expenses. ACQUIROR has received and furnished a copy to OPTA of a commitment letter from Bank of

Montreal and Harris Trust and Savings Bank (collectively, the "Lenders") dated October 24, 2002 pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to enter into a tender facility (the "Tender Facility") with SunRich and/or Acquisition Subsidiary to provide financing in the amount of up to $17,000,000, and ACQUIROR intends to furnish the balance of the necessary funds itself. As of the date hereof, ACQUIROR knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Tender Facility not being satisfied. Upon consummation of the Offer in accordance with the terms hereof and at the Effective Time, ACQUIROR will make such funds available, and will cause SunRich to make such funds available, to Acquisition Subsidiary as are necessary to enable Acquisition Subsidiary to fulfill its obligations hereunder.

      4.9. Legal Proceedings. As of the date of this Agreement, there is no litigation, governmental investigation or other proceeding against either ACQUIROR or Acquisition Subsidiary, or to the knowledge of either ACQUIROR nor Acquisition Subsidiary, pending or threatened, relating to this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

      5.1. Preservation of Business. Except as contemplated by this Agreement or as set forth in Section 5.1 of the OPTA Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, OPTA and the OPTA Subsidiaries shall in all material respects conduct their operations according to their ordinary and usual course of business and consistent in all material respects with past practice, and OPTA shall use commercially reasonable efforts to preserve intact in all material respects the business organization of OPTA, keep available the services of its current officers, and preserve in all material respects the goodwill of those having advantageous business relationships with it and the OPTA Subsidiaries. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, as set forth in the OPTA Disclosure Schedule or as disclosed in writing to ACQUIROR, prior to the Effective Time, neither OPTA nor any of the OPTA Subsidiaries, as the case may be, will, without the prior written consent of ACQUIROR:

      (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than OPTA Shares, OPTA Options, preferred stock, treasury shares, rights, warrants or options, each as may be issuable pursuant to the OPTA Options;

      (b) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities;

      (c) declare or pay any dividend or distribution on the OPTA Shares;

      (d) subject to the fiduciary duties of the board of directors of OPTA and except pursuant to agreements or arrangements in effect on the date hereof, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

      (e) subject to the rights of the stockholders of OPTA under applicable law, adopt any amendments to the restated certificate of incorporation or bylaws of OPTA;

      (f) (i) increase the compensation of any of its directors or officers, except pursuant to the terms of agreements or plans currently in effect, in amounts material to OPTA and the OPTA Subsidiaries, taken as a whole, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any directors or officers in amounts material to OPTA and the OPTA Subsidiaries, taken as a whole, (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director or officer, whether past or present in amounts material to OPTA and the OPTA Subsidiaries, taken as a whole, or (iv) except as required by applicable law or as reported in Section 5.1(f) of the OPTA Disclosure Schedule, amend in any material respect any such material plan, agreement or arrangement; or

      (g) except in the ordinary course of business (i) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person except for obligations of wholly-owned OPTA Subsidiaries, (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned OPTA Subsidiaries or customary loans or advances to employees in amounts not material to the maker of such loan or advance), (iii) pledge or otherwise encumber shares of capital stock of OPTA or a material portion of the capital stock of any OPTA Subsidiaries, or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon.

      5.2. Acquisition Proposals; No Solicitation. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, OPTA shall not, and will direct each officer, director, representative and agent of OPTA and each OPTA Subsidiary not to, (a) directly or indirectly, encourage, solicit, or initiate any inquiries regarding or the submission from any corporation, partnership, person or other entity or group (other than ACQUIROR or an affiliate or an associate of ACQUIROR) concerning any offers or proposals for any merger, sale of all or substantially all of the assets of, or a tender offer for all or substantially all of the OPTA Shares, or similar transactions involving OPTA or any OPTA Subsidiary (an "Acquisition Proposal"); (b) except as permitted below, participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Notwithstanding the foregoing, OPTA may, (i) refer any party to this Section 5.2, (ii) directly or indirectly, furnish information and access, in response to unsolicited requests therefor to any corporation, partnership, person or other entity or group, and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiations concerning any Acquisition Proposal if the board of directors determines in its good faith judgment, after consultation with its financial advisors and legal counsel, that the Acquisition Proposal is, or reasonably could result in, a Superior Proposal (as defined below), and (iii) to the extent applicable, comply with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. OPTA shall promptly notify ACQUIROR if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Proposal involving such party. "Superior Proposal" means any Acquisition Proposal having terms that the board of directors determines in its good faith judgment, after having consulted with its financial advisor and legal counsel, to be more favorable to OPTA's stockholders than the Offer and the Merger.

      5.3. Meetings of Stockholders; Proxy Statement.

      (a) If required by applicable law in order to consummate the Merger, except as set forth below, OPTA shall take all necessary action to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting"). At the Stockholders' Meeting, ACQUIROR and Acquisition Subsidiary shall cause all OPTA Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. Notwithstanding the above, in the event that prior to the giving of notice of the Stockholders' Meeting the board of directors of OPTA receives a Superior Proposal, the board of directors may determine not to call the Stockholders' Meeting.

      (b) In the event a Stockholders' Meeting is called, OPTA will prepare and file with the SEC a Proxy Statement for the solicitation of a vote of holders of OPTA Shares approving the Merger, which Proxy Statement shall include the recommendation of the board of directors of OPTA that stockholders of OPTA vote in favor of the approval and adoption of this Agreement. Notwithstanding the above, the board of directors may withdraw, modify or amend its approval and recommendation of the Offer, the Merger and this Agreement and the transactions contemplated hereby prior to the Stockholders' Meeting and may determine not to include its recommendation of the Merger and this Agreement and the transactions contemplated hereby in the Proxy Statement, if the board of directors determines, after having received the advice of its legal counsel, that its fiduciary duties require it to do so or if the board of directors shall have received a Superior Proposal.

      (c) Subject to Section 5.3(a) and Section 5.3(b), if required by applicable law, as soon as practicable following consummation of the Offer, OPTA shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. ACQUIROR, Acquisition Subsidiary and OPTA shall cooperate with each other in the preparation of the Proxy Statement, and OPTA shall notify ACQUIROR of the receipt of any comments from the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to ACQUIROR promptly copies of all correspondence between OPTA or any representative of OPTA and the SEC. OPTA shall give ACQUIROR and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give ACQUIROR and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of OPTA, ACQUIROR and Acquisition Subsidiary agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of OPTA Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

      5.4. Access to Information; Confidentiality.

      (a) Subject to applicable law and the agreements set forth in Section 5.4(b), between the date of this Agreement and the Effective Time, OPTA will (i) give ACQUIROR and its authorized representatives reasonable access, during regular business hours upon reasonable written notice, to all of its material facilities, books and records and officers, (ii) permit ACQUIROR to make such reasonable inspections of such material facilities, books and records, and (iii) cause its officers and those of the OPTA Subsidiaries to furnish ACQUIROR with access to such material financial and operating data and other information with respect to the business and assets of OPTA and the OPTA Subsidiaries as ACQUIROR may from time to time reasonably request.

      (b) Any and all information obtained by ACQUIROR or Acquisition Subsidiary shall be subject to the provisions of the confidentiality agreement between a wholly-owned subsidiary of ACQUIROR and AH&H (on behalf of and as agent for OPTA) dated May 8, 2002 (the "Confidentiality Agreement"), which agreement remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

      5.5. Foreign Competition Laws. ACQUIROR and OPTA shall promptly make all filings required by each of them under any applicable foreign competition laws with respect to the Offer, the Merger and the transactions contemplated hereby, and shall cooperate with each other in connection with the making of all such filings. ACQUIROR shall use its best efforts to obtain all permits, authorizations, consents, expiration or termination of waiting periods, and approvals from third parties and any Governmental Entity necessary to consummate the Offer, the Merger and the transactions contemplated hereby.

      5.6. Accounting Methods. OPTA shall not change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by its independent accountants.

      5.7. Standstill. In the event of the termination of this Agreement by any party, neither ACQUIROR nor its subsidiaries, employees, officers or affiliates shall, for a period of one year from the date of this Agreement, directly or indirectly (unless and until ACQUIROR shall have received the prior written invitation or approval of a majority of the board of directors of OPTA) (i) solicit, seek or offer to effect, or effect, (ii) negotiate with or provide any information to the board of directors of OPTA, any director or officer of OPTA, any stockholder of OPTA, any employee or union or other labor organization representing employees of OPTA or any other person with respect to, (iii) make any statement or proposal, whether written or oral, either alone or in concert with others, to the board of directors of OPTA, any director or officer of OPTA or any stockholder of OPTA, any union or other labor organization representing employees of OPTA or any other person with respect to, or (iv) make any public announcement (except as required by law) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

      (a) any form of business combination or transaction involving OPTA or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of OPTA's assets;

      (b) any form of restructuring, recapitalization or similar transaction with respect to OPTA or any affiliate thereof;

      (c) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of OPTA or any affiliate thereof;

      (d) any proposal to seek representation on the board of directors of OPTA or otherwise to seek to control or influence the management, board of directors or policies of OPTA or any affiliate thereof;

      (e) any request or proposal to waive, terminate or amend the provisions of this Section 5.7; or

      (f) any proposal or other statement inconsistent with the terms of this
Section 5.7 or instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for or acting as a joint bidder or co-bidder for OPTA) any third party to do any of the foregoing.

      5.8. Public Disclosures. ACQUIROR and OPTA will consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of any exchange upon which the OPTA Shares are traded. The parties shall issue a joint press release, mutually acceptable to ACQUIROR and OPTA, promptly upon execution and delivery of this Agreement.

      5.9. Indemnification and Insurance.

      (a) (i) From and after the Effective Time, ACQUIROR shall indemnify, defend and hold harmless each director, officer, present and former employee (including any employee who serves or served in a fiduciary capacity of any Plans) and agents of OPTA and OPTA Subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the ACQUIROR (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation, including liabilities in connection with any claim, action, suit, proceeding or investigation with respect to which ACQUIROR has withheld settlement approval (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of OPTA and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if it shall ultimately be determined in a final adjudication from which there is no right to appeal that the Indemnified Party is not entitled to indemnification under this Section 5.9(a).

            (ii) Without limiting the foregoing, in the event any Claim (whether arising before or after the Effective Time) is brought against any Indemnified Party after the Effective Time (i) the Indemnified Parties may retain OPTA's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to ACQUIROR, (ii) ACQUIROR shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) ACQUIROR will use its reasonable best efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section 5.9(a) upon learning of any such Claim, shall notify ACQUIROR (although the failure so to notify ACQUIROR shall not relieve ACQUIROR from any liability which ACQUIROR may have under this Section 5.9(a) except to the extent such failure materially prejudices ACQUIROR), and shall deliver to ACQUIROR the undertaking contemplated by subsection (a)(i) hereof. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

      (b) Subject to the occurrence of the Effective Date, until the six year anniversary date of the Effective Time, the ACQUIROR and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the Indemnified Parties as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, and ACQUIROR shall cause the Surviving Corporation to keep in effect all such indemnification and exculpation provisions to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified for such six-year period after the Effective Time, except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder. To the maximum extent permitted by the

DGCL, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law in connection with such indemnification.

      (c) For a period of six years after the Effective Time, the ACQUIROR shall cause the Surviving Corporation and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by OPTA (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

      (d) ACQUIROR agrees to be jointly and severally liable with the Surviving Corporation for its indemnification obligations to the Indemnified Parties.

      (e) This Section 5.9 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ACQUIROR and Acquisition Subsidiary and the Surviving Corporation and their respective successors and assigns.

      (f) In the event ACQUIROR or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of ACQUIROR or the Surviving Corporation, as the case may be, or at ACQUIROR's option, ACQUIROR, shall assume the obligations set forth in this Section 5.9.

      (g) ACQUIROR shall pay all reasonable expenses incurred by any Indemnified Parties in connection with the enforcement of the provisions of this Section 5.9.

      5.10. Reasonable Best Efforts. Subject to the fiduciary duties of the board of directors of OPTA as determined by the board of directors of OPTA after consultation with its legal counsel, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Offer, the Merger and all other transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift, rescind or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

      5.11. Notice of Subsequent Events. OPTA shall give prompt notice to ACQUIROR or Acquisition Subsidiary, and ACQUIROR or Acquisition Subsidiary shall give prompt notice to OPTA, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any condition contained in this Agreement to be unsatisfied and (ii) any failure of OPTA, ACQUIROR or Acquisition Subsidiary, as the case may be, to comply with or satisfy any covenant or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not relieve any party giving such notice of its obligation hereunder.

      5.12. Employment; Employee Welfare.

      (a) ACQUIROR agrees to offer employment to all those persons employed by OPTA or OPTA Subsidiaries (including both full-time and part-time employees and employees on leave) at the time of the Closing, at levels of salary and benefits which are substantially comparable to the salary and benefits paid or provided to such persons by OPTA or OPTA Subsidiaries immediately prior to the Closing; provided that it is understood by OPTA that ACQUIROR does not currently have, or intend to adopt, an employee stock purchase plan.

      (b) ACQUIROR will cause the Surviving Corporation to maintain following the Closing Date employee compensation and benefit plans (including bonus plans), programs, policies and fringe benefits (including any post-employment benefits) that are substantially equivalent to those provided to such employees of OPTA and OPTA Subsidiaries, as applicable, under the Plans as in effect immediately prior to the Closing (the "Existing Plans"), subject to the right to amend or terminate such Existing Plans in accordance with their terms, provided that after any such amendment or termination such programs, policies and fringe benefits continue to be, in the aggregate, substantially equivalent to the Existing Plans.

      (c) ACQUIROR will cause the Surviving Corporation to provide to all employees of OPTA and OPTA Subsidiaries severance pay and benefits which are equivalent to the applicable severance plans, programs, agreements and policies of OPTA and the OPTA Subsidiaries, as applicable, as in effect immediately prior to the Closing (the "Existing Severance Benefits"), subject to the right to amend or terminate such Existing Severance Benefits in accordance with their terms, provided that after any such amendment or termination such severance pay and benefits continue to be substantially equivalent to the Existing Severance Benefits. Further, ACQUIROR shall credit the prior service of all employees of OPTA and OPTA Subsidiaries to OPTA and the OPTA Subsidiaries, as applicable, for purposes of determining the eligibility, vesting or qualification of such employees of OPTA and OPTA Subsidiaries under Existing Plans, Existing Severance Benefits and any successor plans and benefit programs.

      (d) From and after the Effective Time, ACQUIROR and the Surviving Corporation shall assume and honor in accordance with their terms all existing employment, severance, bonus and similar agreements and arrangements set forth in Section 5.12(d) of the OPTA Disclosure Schedule. In addition, Acquiror and the Surviving Corporation shall provide severance benefits to employees of OPTA (other than those employees provided greater benefits pursuant to the Change in Control Agreements identified in Section 5.12(d) of the Disclosure Schedule) in a manner and in amounts consistent with OPTA's past practice.

      (e) ACQUIROR shall reimburse (or cause the Surviving Corporation to reimburse) any director, officer or employee (or former director, officer or director) of OPTA or any OPTA

Subsidiaries for all costs and expenses, including attorneys' fees, incurred by such person in successfully enforcing the provisions of this Section 5.12.

      5.13. Guarantee of Acquisition Subsidiary's Obligations. ACQUIROR hereby unconditionally and irrevocably guarantees to OPTA the due and timely performance and observance by Acquisition Subsidiary of all of its representations, warranties, covenants, agreements and obligations under this Agreement.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

      6.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by ACQUIROR, Acquisition Subsidiary and OPTA):

      (a) there shall not be any statute, rule or regulation, or any decree, order or injunction, promulgated, enacted, entered or enforced by any Governmental Entity which would prohibit or restrict consummation of the Merger; provided, however, that in order to invoke this condition, ACQUIROR and Acquisition Subsidiary shall have used their best efforts to lift, rescind, cause to expire, terminate or ameliorate the effects of any such statute, rule, regulation, decree, order or injunction;

      (b) if required by applicable law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of OPTA Shares; and

      (c) Acquisition Subsidiary or its permitted assignee shall have purchased all OPTA Shares validly tendered and not withdrawn pursuant to the Offer and shall have paid for the aggregate amount of Net Gains pursuant to Section 2.5(e); provided, however, that this condition shall not be applicable to the obligations of ACQUIROR or Acquisition Subsidiary if, in breach of this Agreement or the terms of the Offer, Acquisition Subsidiary fails to purchase any OPTA Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE VII

                                   TERMINATION

      7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time notwithstanding approval thereof by the holders of OPTA Shares (except as otherwise set forth in this Section 7.1), but prior to the Effective Time:

      (a) by mutual written consent of the parties duly authorized by the Boards of Directors of OPTA and ACQUIROR;

      (b) by either ACQUIROR or OPTA if (i) any Governmental Entity or court shall have issued a final and non-appealable order, decree, ruling or injunction, or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, OPTA Shares pursuant to the Offer or the Merger (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted, rescinded, mitigated or reversed) or (ii) any action is taken or any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Offer or the Merger which makes the consummation of the Offer or the Merger illegal;

      (c) by either ACQUIROR or OPTA if the Effective Time shall not have occurred on or before January 15, 2003; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date; and provided, further, that if the Offer or the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under any applicable foreign competition laws not having expired or been terminated or received, then such date shall be extended to January 31, 2003;

      (d) by ACQUIROR if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto (it being understood that if such occurrence or circumstance is curable by OPTA through the exercise of its reasonable best efforts prior to the next scheduled expiration date of the Offer, and for so long as OPTA continues to exercise such reasonable best efforts prior to such expiration date, then Acquisition Subsidiary may not terminate the Offer prior to such expiration date), Acquisition Subsidiary shall have (i) failed to commence the Offer as set forth in Section 1.1 of this Agreement, (ii) terminated the Offer without having accepted any OPTA Shares for payment thereunder, or (iii) failed to pay for the OPTA Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for OPTA Shares shall have been caused by or resulted from the failure of ACQUIROR or Acquisition Subsidiary to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by ACQUIROR or Acquisition Subsidiary of any representation or warranty of either of them contained in this Agreement;

      (e) by ACQUIROR if, prior to the purchase of any OPTA Shares validly tendered pursuant to the Offer, the board of directors of OPTA shall have withdrawn, modified or amended in a manner that is materially adverse to ACQUIROR or Acquisition Subsidiary its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended another merger, consolidation or business combination involving, or acquisition of, OPTA or its assets or another tender offer for OPTA Shares;

      (f) by OPTA if, prior to the purchase of OPTA Shares pursuant to the Offer, the board of directors of OPTA determines that an Acquisition Proposal is or reasonably could result in a Superior Proposal;

      (g) by OPTA if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Acquisition Subsidiary shall have (i) failed to commence the Offer as set forth in Section
1.1 of this Agreement, (ii) terminated the Offer without having accepted any OPTA Shares for payment thereunder, or (iii) failed to pay for the OPTA Shares validly tendered pursuant to the Offer in accordance with the terms thereof, or for the Net Gains pursuant to Section 2.5(e), unless such termination or failure to pay shall have been caused by or resulted from the failure of OPTA to perform in any material respect any covenant or agreement of it contained in this Agreement or the failure of the condition set forth in paragraph (d) of Annex A hereto; or

      (h) by OPTA if any representation or warranty of ACQUIROR or Acquisition Subsidiary in this Agreement shall not be true and correct on the date of this Agreement, or ACQUIROR or Acquisition Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ACQUIROR or Acquisition Subsidiary to be performed or complied with by it under this Agreement; provided that such breach or failure to perform (if curable) has not been cured within thirty (30) calendar days after notice to ACQUIROR.

      7.2. Effect of Termination.

      (a) In the event of termination of this Agreement pursuant to this Article VII, this Agreement, except for the provisions of Section 5.4, Section 5.7, this
Section 7.2 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders. Nothing in this Section 7.2 or in Section 8.4 shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

      (b) If (x) ACQUIROR or Acquisition Subsidiary terminates this Agreement pursuant to Section 7.1(d) (but solely on the basis of a failure to satisfy a condition set forth in paragraphs (b), (d) or (e) of Annex A) or 7.1(e), or (y) OPTA terminates this Agreement pursuant to Section 7.1(f), then in each case, OPTA shall pay, or cause to be paid to ACQUIROR at the time of termination by wire transfer of immediately available funds to an account specified by ACQUIROR an amount equal to $1.0 million (the "Termination Fee") plus an amount of up to $250,000 (the "Expense Fee") for out-of-pocket fees and expenses incurred or paid by or on behalf of ACQUIROR or Acquisition Subsidiary in connection with the transactions contemplated by this Agreement, including, but not limited to, fees and expenses of counsel, investment bankers, commercial banks, accountants, experts and consultants to ACQUIROR and Acquisition Subsidiary upon receipt by OPTA of an invoice for such expenses up to $250,000. Payment of the Termination Fee and Expense Fee pursuant to this Section 7.2(b) shall be made by wire transfer of immediately available funds no later than five (5) business days after delivery to OPTA of written notice of demand for payment and delivery of such invoice.

      (c) Payment of the Termination Fee and Expense Fee, if any, as the case may be, shall be ACQUIROR's and Acquisition Subsidiary's exclusive remedy for any termination of this Agreement and neither ACQUIROR nor Acquisition Subsidiary shall have any further recourse against OPTA for, or as a result of, such termination.

      7.3. Procedure for Termination. In the event of termination and abandonment of the Offer and the Merger by the ACQUIROR or OPTA pursuant to this
Article VII, written notice
thereof shall forthwith be given to the other.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1. Expenses. Subject to Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement shall be shared equally by OPTA and ACQUIROR. ACQUIROR acknowledges and agrees that OPTA is obligated and will become further obligated for fees and expenses (including fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., its counsel, PricewaterhouseCoopers LLP, its independent accountants, and AH&H, its financial advisor) incurred by it in connection with the Merger and the transactions contemplated hereby. It is understood and agreed that certain of such fees and expenses may be paid by OPTA prior to the execution of this Agreement, and ACQUIROR agrees to refrain from taking any action which would prevent or delay the payment of reasonable fees and expenses by OPTA. Further, ACQUIROR agrees to take, and cause Acquisition Subsidiary to take, all actions necessary to cause the Surviving Corporation to pay promptly any of the foregoing reasonable fees and expenses incurred, but not paid, by OPTA prior to the Effective Time.

      8.2. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of OPTA Shares; provided, however, that after any such approval, if required, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      8.3. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      8.4. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.

      8.5. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

            If to ACQUIROR:

                   Stake Technology Ltd.
                   2838 Highway 7
                   Norval, Ontario L0P 1K0, Canada
                   Attn:  Chairman
                   Facsimile:  (905) 455-2529

            with copies to:

                   Robert T. Lincoln, Esq.
                   Dunnington, Bartholow & Miller LLP
                   666 Third Avenue
                   New York, New York 10017-5683
                   Facsimile: (212) 661-7769

            If to OPTA:
                   Opta Food Ingredients, Inc.
                   25 Wiggins Avenue
                   Bedford, Massachusetts 01730
                   Facsimile: (781) 276-5101

            with a copy to:

                   Lewis J. Geffen, Esq.
                   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                   Boston, Massachusetts 02110
                   Facsimile:  (617) 542-2241

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

      8.6. Governing Law/Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL

SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8.5 HEREOF.

      8.7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.7.

      8.8. Certain Definitions. As used in this Agreement:

      (a) "Governmental Entity" shall mean any United States federal, state or local or any non-United States governmental, administrative or regulatory authority, commission, body, agency or other authority.

      (b) "Including." The word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

      (c) "Knowledge." "To the knowledge," "to the best knowledge, information and belief," or any similar phrase shall be deemed to refer to the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of OPTA and the OPTA Subsidiaries who in the ordinary course of their duties and after reasonable inquiry would have knowledge of the accuracy of such representation and that nothing has come to the attention of such officers which would give such officers reason to believe that the fact referred to is not accurate.

      8.9. Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

      8.10. Integration of Schedules. The Disclosure Schedule attached to this Agreement is an integral part of this Agreement as if fully set forth herein, and all statements or other information appearing in any section of the Disclosure Schedule shall be deemed disclosed for all sections of the Disclosure Schedule and not only in connection with the specific representation in which they are explicitly referenced.

      8.11. Entire Agreement; Assignment. This Agreement, together with the Exhibits and Schedules hereto, (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement (except with respect to the "standstill" provisions therein, which shall be superceded by Section 5.7 hereof), among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

      8.12. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

      8.13. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

      8.14. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

      8.15. No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by OPTA, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

      8.16. Performance By Acquisition Subsidiary. ACQUIROR hereby agrees to cause Acquisition Subsidiary to comply with and perform its obligations hereunder and to cause Acquisition Subsidiary to consummate the Offer, the Merger and all other transactions as contemplated herein.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, ACQUIROR, the Acquisition Subsidiary and OPTA have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                        OPTA FOOD INGREDIENTS, INC.



                                        By: "Arthur J. McEvily"
                                             -----------------------------------



                                        STAKE TECHNOLOGY LTD.



                                        By: "Jeremy N. Kendall"
                                             -----------------------------------



                                        STAKE ACQUISITION CORP.



                                        By: "Steven. R. Bromley"
                                             -----------------------------------

                                     ANNEX A

                             Conditions to the Offer

CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX A IS ATTACHED.

         Notwithstanding any other provision of the Offer, Acquisition Subsidiary shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any OPTA Shares tendered pursuant to the Offer, and may terminate or amend the Offer in a manner consistent with the terms of the Agreement and may postpone the acceptance for payment of or the payment for any OPTA Shares tendered in a manner consistent with the terms of the Agreement (and, if required pursuant to Section 1.1(d) of the Agreement, shall extend the Offer for one or more periods of at least ten (10) business days and may otherwise, subject to the terms of the Agreement, amend, extend, or terminate the Offer), if (i) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Foreign Antitrust Condition shall not have been satisfied, (ii) immediately prior to the expiration of the Offer (as extended in accordance with the Offer), the Minimum Condition shall not have been satisfied, or (iii) at any time prior to the acceptance for payment of OPTA Shares, any of the following conditions exist:

      (a) there shall be any statute, rule or regulation, or any decree, order or injunction, issued, promulgated, enacted, entered or enforced by any Governmental Entity which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by this Agreement, (ii) prohibits or restricts the ownership or operation by ACQUIROR (or any of its affiliates or subsidiaries) of any portion of its or OPTA's business or assets which is material to the business of all such entities taken as a whole, or compels ACQUIROR (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or OPTA'S business or assets which is material to the business of all such entities taken as a whole, (iii) imposes limitations on the ability of ACQUIROR effectively to acquire or to hold or to exercise full rights of ownership of the OPTA Shares, including, without limitation, the right to vote the OPTA Shares purchased by ACQUIROR on all matters properly presented to the stockholders of OPTA which are material to the business of OPTA and the OPTA Subsidiaries taken as a whole, or (iv) imposes any limitations on the ability of ACQUIROR or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of OPTA and the OPTA Subsidiaries, the effect of which, in the case of clauses
(iii) and (iv) above, is material to the business of all such entities taken as a whole; provided, however, that in order to invoke this condition, ACQUIROR and Acquisition Subsidiary shall have used their best efforts to prevent such Governmental Restriction or to lift, rescind, mitigate, reverse, cause to expire, terminate or ameliorate the effects thereof; and provided further, that if the Governmental Restriction is not a final and non-appealable order, decree, ruling or injunction, neither ACQUIROR nor Acquisition Subsidiary may, while exercising such best efforts, by virtue of this condition alone amend or terminate the Offer, but may only extend (or agree to the extension of) the Offer in accordance with Section 1.1(d) and thereby postpone acceptance for payment or purchase of OPTA Shares while exercising such best efforts;

      (b) the board of directors (i) shall have withdrawn, or modified or changed in a manner materially adverse to ACQUIROR or Acquisition Subsidiary (whether or not included in an amendment of the Schedule 14D-9) its approval or recommendation of this Agreement or the Stockholders' Agreement or the transactions contemplated hereby or thereby, including the Offer or the Merger,
(ii) shall have recommended an Acquisition Proposal other than a Superior Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; provided, that the foregoing shall not apply solely as a result of OPTA or the board of directors making such disclosure to OPTA's stockholders as, in the good faith judgment of the board of directors, after receiving advice from outside counsel, is required under applicable law;

      (c) there shall have occurred any event that, individually or when considered together with any other matter, has or has had a Material Adverse Effect upon OPTA or a OPTA subsidiary;

      (d) OPTA shall have breached or failed to perform in any material respect any of its material covenants or agreements under the Agreement;

      (e) any of the representations and warranties of OPTA set forth in the Agreement which are qualified as to Material Adverse Effect shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of OPTA set forth in the Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect (except in each case in the case of representations and warranties of OPTA which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date);

      (f) this Agreement shall have been terminated in accordance with its terms;

      (g) ACQUIROR, Acquisition Subsidiary and OPTA shall have agreed in writing that Acquisition Subsidiary shall terminate the Offer or postpone the acceptance for payment of or the payment for OPTA Shares thereunder; or

      (h) there shall have occurred (i) any general suspension of, or limitation on prices for trading in securities on the New York Stock Exchange, American Stock Exchange, any national securities exchange or on the Nasdaq National Market System for a period in excess of 24 hours (excluding any suspension or limit resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a change in the general financial, bank or capital markets which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans.

      (i) the provisions of Section A of Article EIGHTH of OPTA's restated certificate of incorporation shall be applicable to the Business Combination (as defined in OPTA's restated certificate of incorporation) contemplated by the Agreement.

      The foregoing conditions are for the sole benefit of ACQUIROR and Acquisition Subsidiary and may be asserted by ACQUIROR or Acquisition Subsidiary regardless of the circumstances giving rise to any such condition or may be waived by ACQUIROR or Acquisition Subsidiary in whole or in part at any time and from time to time in their sole discretion. The failure by ACQUIROR or Acquisition Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                     ANNEX B

                             Index of Defined Terms


Agreement................................................................Caption
Acquisition Proposal.........................................................5.2
Acquisition Subsidiary...................................................Caption
ACQUIROR.................................................................Caption
AH&H....................................................................Preamble
Blue Sky laws.............................................................3.5(b)
Certificate...............................................................2.6(c)
Claim..................................................................5.9(a)(i)
Cleanup..................................................................3.19(d)
  Closing....................................................................2.2
Closing Date.................................................................2.2
Code......................................................................2.5(e)
Confidentiality Agreement.................................................5.4(b)
DGCL....................................................................Preamble
Dissenting Shares.........................................................2.5(d)
Effective Time    2.3
Environmental Laws.......................................................3.19(d)
ERISA....................................................................3.14(a)
Exchange Act............................................................Preamble
Exchange Agent............................................................2.6(a)
Exchange Agent Agreement..................................................2.6(a)
Existing Plans...........................................................5.12(b)
Existing Severance Benefits..............................................5.12(c)
Expense Fee...............................................................7.2(b)
Governmental Entity.......................................................8.8(a)
Foreign Antitrust Condition...............................................1.1(d)
Including.................................................................8.8(b)
Indemnified Parties.......................................................5.9(a)
Independent Directors........................................................1.4
Intellectual Property Rights.............................................3.16(a)
Knowledge.................................................................8.8(c)
Leases......................................................................3.18
Lenders......................................................................4.8
Material Adverse Effect...............................................3.1(b)(ii)
Material IP Agreements...................................................3.16(a)
Merger..................................................................Preamble
Merger Consideration......................................................2.5(c)
Minimum Condition.........................................................1.1(b)
Net Gains.................................................................2.5(e)

Offer...................................................................Preamble
Offer Documents...........................................................1.1(c)
Offer to Purchase.........................................................1.1(c)
OPTA.....................................................................Caption
OPTA Balance Sheet........................................................3.6(b)
OPTA Common Stock.......................................................Preamble
OPTA Disclosure Schedule.............................................Article III
OPTA Intellectual Property Rights........................................3.16(a)
OPTA Option...............................................................2.5(e)
OPTA Permits................................................................3.15
OPTA Public Reports.......................................................3.6(a)
OPTA Purchase Plan...........................................................1.3
OPTA Shares.............................................................Preamble
OPTA Subsidiary..............................................................3.3
OPTA Subsidiaries............................................................3.3
Payment Fund..............................................................2.6(b)
Per Share Amount........................................................Preamble
Plan.....................................................................3.14(a)
Plans....................................................................3.14(a)
Properties...............................................................3.19(b)
Proxy Statement.............................................................3.21
Regulated Materials......................................................3.19(d)
Schedule TO...............................................................1.1(c)
Schedule 14D-9............................................................1.2(b)
SEC.......................................................................1.1(c)
Securities Act............................................................3.6(a)
Stockholders' Meeting.....................................................5.3(a)
Stock Option Plans........................................................2.5(e)
Stockholders' Agreement.................................................Preamble
SunRich......................................................................4.8
Surviving Corporation...................................................Preamble
Superior Proposal............................................................5.2
Taxes.......................................................................3.12
Tender Facility..............................................................4.8
Termination Fee...........................................................7.2(b)
To the knowledge .........................................................8.8(c)
To the best knowledge, information and belief.............................8.8(c)


                                       B-2